NATIONAL CITY BANK 629 Euclid Avenue Cleveland, Ohio 44114	CREDIT SUISSE CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, New York 10010

CONFIDENTIAL

March 24, 2006

Ferro Corporation

1000 Lakeside Avenue,

Cleveland, Ohio 44114

Attention: Tom Gannon

Chief Financial Officer

Ferro Corporation

Senior Credit Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised National City Bank (together with its affiliates, “National City Bank”), Credit Suisse Securities (USA) LLC (“CS Securities”) and Credit Suisse (“CS” and, together with CS Securities and their respective affiliates, “Credit Suisse” and together with National City Bank, “we”, “us” or the “Financing Parties”) that Ferro Corporation, an Ohio corporation (the “Company”) intends to (a) refinance existing indebtedness (including all funded indebtedness, but not necessarily the Company’s outstanding notes and debentures) of itself and its subsidiaries (the “Refinancing”), (b) pay fees and expenses incurred in connection with the Refinancing (together with the Refinancing, the “Transactions”) and (c) take such other actions as further described in the Term Sheet (defined below).

You have further advised us that, in connection therewith, (a) the Borrowers (as defined in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”, capitalized terms used but not defined herein have the meanings assigned to such terms in the Term Sheet) are interested in obtaining the senior credit facilities (the “Facilities”) described in the Term Sheet, in an aggregate principal amount of up to $[700],000,000.

1. Commitments.

In connection with the foregoing, National City Bank is pleased to commit to provide, severally and not jointly, 50% of the Facilities, and CS is pleased to commit to provide, severally and not jointly, 50% of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”). The commitments of CS and National City Bank hereunder will be allocated ratably among the Facilities.

2. Titles and Roles.

You hereby appoint (a) National City Bank to act, and National City Bank hereby agrees to act, as sole administrative agent for the Revolving Facility, (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Term Facility, and (c) CS Securities and National City Bank to act, and CS Securities and National City Bank each hereby agrees to act, as joint lead arrangers and joint book runners for the Facilities, in each case on the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS, CS Securities and National City Bank, in its respective capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

3. Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of our commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with National City Bank and CS, the “Lenders”) identified by us in consultation with you. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and advisors and the proposed Lenders, (c) your assistance in the preparation of a Confidential Information Memorandum for the Facilities and other marketing materials to be used in connection with the syndications, (d) your providing or causing to be provided a detailed business plan and projections of the Company and its subsidiaries for the years 2006 through 2010 and for the quarters beginning with the first quarter of 2006 and through the second quarter of 2007, in form and substance satisfactory to the Financing Parties and (e) the hosting, with the Financing Parties, of one or more meetings of prospective Lenders. You agree, at the request of the Financing Parties, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company or its subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You further agree that each document to be disseminated by the Financing Parties to any Lender in connection with the Facilities will, at the request of the Financing Parties, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. No Private Lender Information shall be disseminated unless and until the recipient agrees in a writing satisfactory to you and us that such recipient will hold such information in confidence and will neither disclose such information to third parties nor use such information other than in evaluating whether to participate in the Facilities.

The Financing Parties will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Financing Parties in their syndication efforts, you agree promptly to prepare and provide to the Financing Parties all information with respect to the Company and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request.

4. Information.

You hereby represent and covenant (and it shall be a condition to our commitment hereunder and agreement to perform the services described herein) that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Financing Parties by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Financing Parties by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with GAAP and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to the Financing Parties. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5. Fees.

As consideration for the Financing Parties’ commitment hereunder and agreement to perform the services described herein, you agree to pay to the Financing Parties the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

6. Conditions Precedent.

The Financing Parties’ commitment hereunder and agreement to perform the services described herein are subject to (a) our completion of, and our satisfaction in all respects with the results of, our business, legal, tax, accounting and environmental due diligence investigation of the Company and its subsidiaries, the Transactions and the other transactions contemplated hereby, (b) our not having discovered or otherwise having become aware of any information not previously disclosed to us that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of (i) the business, assets, liabilities, operations, condition (financial or otherwise), operating results, Projections or prospects of the Company and its subsidiaries, taken as a whole, or (ii) the Transactions, (c) there not having occurred any event, change or condition since December 31, 2003 (the date of the most recent audited financial statements of the Company delivered to the Financing Parties as of the date hereof) that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, Projections or prospects of the Company and its subsidiaries taken as a whole (it being agreed that neither a delisting of the Company’s securities from trading on the New York Stock Exchange nor any restatement of the Company’s audited financial statements for the 2004 fiscal year as previously presented to the Financing Parties shall be considered such an event, change or condition), (d) the absence of a disruption or adverse change in financial, banking or capital markets generally, or in the market for new issuances of leveraged loans or high yield securities in particular, in each case that, in the Financing Parties’ judgment, could reasonably be expected to impair the syndication of the Facilities, (e) our satisfaction that, prior to and during the syndication of the Facilities, there shall be no other issues of debt securities or commercial bank or other credit facilities of the Company or its subsidiaries being announced, offered, placed or arranged, (f) the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to the Financing Parties and their counsel, (g) the Financing Parties’ having been afforded a period of at least 45 consecutive days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities; (h) your compliance with the terms of this Commitment Letter and the Fee Letter, and (i) the other conditions set forth or referred to in the Term Sheet and the other exhibits hereto.

7. Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of us and our respective affiliates and their respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers or any of their affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse us from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, consultants’ and other professionals’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that National City Bank, Credit Suisse and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Neither we nor any of our affiliates will furnish confidential information obtained from you to other companies. You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and National City Bank or Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether National City Bank and/or Credit Suisse and/or their respective affiliates have advised or are advising you on other matters, (b) National City Bank and Credit Suisse, on the one hand, and you and the Borrowers, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you or the Borrowers rely on, any fiduciary duty on the part of National City Bank or Credit Suisse, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that National City Bank and Credit Suisse and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that neither National City Bank nor Credit Suisse has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against National City Bank or Credit Suisse for breach of fiduciary duty or alleged breach of fiduciary duty and agree that neither National City Bank nor Credit Suisse shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You acknowledge that CS Securities is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, CS Securities and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrowers and other companies with which you or the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by CS Securities or any of its affiliates or customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Assignments, Amendments, Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of National City Bank, CS and CS Securities (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Each of National City Bank and CS may assign its commitment hereunder to one or more prospective Lenders, whereupon National City Bank or CS, as applicable, shall be released from the portion of its commitment hereunder so assigned. Any and all obligations of, and services to be provided by, National City Bank or Credit Suisse hereunder (including, without limitation, its commitment) may be performed and any and all rights of National City Bank or Credit Suisse hereunder may be exercised by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by National City Bank, CS, CS Securities and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems and that neither National City Bank nor Credit Suisse shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner, unless such unauthorized use resulted primarily from the willful misconduct or gross negligence of National City Bank and/or Credit Suisse, as found in a final, non-appealable judgment of a court of competent jurisdiction. Each of National City Bank and Credit Suisse may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Company and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at National City Bank’s or Credit Suisse’s expense, as applicable. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of National City Bank and Credit Suisse pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure) or (c) with respect to the Commitment Letter only (and not the Fee Letter), following the execution and delivery hereof by you, to other third parties, including the filing thereof with the United States Securities and Exchange Commission.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13. Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, governing law, jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or National City Bank’s or Credit Suisse’s commitments and agreements hereunder.

14. PATRIOT Act Notification.

Each of National City Bank and Credit Suisse hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), National City Bank, Credit Suisse and each Lender is required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address, tax identification number and other information regarding the Borrowers that will allow National City Bank, Credit Suisse or such Lender to identify the Borrowers in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to National City Bank, Credit Suisse and each Lender.

15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on March 24, 2006. Each of National City Bank’s and Credit Suisse’s commitment hereunder and agreements contained herein will expire at such time in the event that National City Bank and Credit Suisse have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before June 29, 2006 then this Commitment Letter and each of National City Bank’s and Credit Suisse’s commitment and undertakings hereunder shall automatically terminate unless each of National City Bank and Credit Suisse shall, in its discretion, agree to an extension. Before such date, each of National City Bank and Credit Suisse may terminate this Commitment Letter and National City Bank’s and Credit Suisse’s respective commitments and undertakings hereunder if any event occurs or information becomes available that, in its judgment, results or is likely to result in the failure to satisfy any condition precedent set forth or referred to in this Commitment Letter.

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

NATIONAL CITY BANK

By: /s/ Robert S. Coleman
Name: Robert S. Coleman
Title: Senior Vice President

By: /s/ Diego Tobon
Name: Diego Tobon
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By: /s/ Joel Glodowski
Name: Joel Glodowski
Title: Managing Director

By: /s/ Brian T. Caldwell
Name: Brian T. Caldwell
Title: Director

CREDIT SUISSE SECURITIES (USA) LLC

By: /s/ Richard H. Whitney
Name: Richard H. Whitney
Title: Managing Director

Accepted and agreed to as of

the date first above written:

FERRO CORPORATION

By: /s/ Thomas M. Gannon

Name: Thomas M. Gannon
Title: Chief Financial Officer

Senior Credit Facilities

Summary of Principal Terms and Conditions

	Borrowers:	Ferro Corporation, an Ohio corporation (the “Company”), its subsidiaries and, for purposes of the $100,000,000 portion of the Revolving Facility available for multi-currency borrowings described below, certain of its subsidiaries organized in the Netherlands and Japan (the “Foreign Borrowers”, together with the Company, collectively, the “Borrowers”).

	Transactions:	The Borrowers intend (a) to refinance certain existing indebtedness (including all their funded indebtedness) of the Company and its subsidiaries including the Credit Agreement, dated as of August 31, 2001 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the various financial institutions party thereto as lenders, and National City Bank as administrative agent (the “Refinancing”) and (b) to pay reasonable fees and expenses incurred in connection with the foregoing (including prepayment premiums and expenses resulting from the Refinancing) and any related transactions (the “Transaction Costs”). In connection with the foregoing, the Borrowers desire to obtain the senior credit facilities described below under the caption “Facilities”. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

	Administrative Agents:	National City Bank, acting through one or more of its branches or affiliates (“National City Bank”), will act as sole administrative agent for the Revolving Facility for a syndicate of banks, financial institutions and other institutional lenders (together with National City Bank and CS (as defined below), the “Lenders”), and will perform the duties customarily associated with such role. Credit Suisse, acting through one or more of its branches or affiliates (“CS”, together with National City Bank, the “Agents”), will act as sole administrative agent for the Term Facility for a syndicate of Lenders, and will perform the duties customarily associated with such role.

	Collateral Agent:	National City Bank.

	Joint Bookrunner and Joint Lead Arranger:	National City Bank and Credit Suisse Securities (USA) LLC (“CS Securities”, together with National City Bank and CS, the “Financing Parties” will act as joint bookrunners and joint lead arrangers for the Facilities (the “Arrangers”) and will perform the duties customarily associated with such roles.

	Documentation Agent:	At the option of the Arrangers, one or more financial institutions identified by the Arrangers and acceptable to the Borrowers (the “Documentation Agent”).

Facilities:	(A)	A senior delayed-draw term loan facility in an aggregate principal amount of up to $[400,000,000] (the “Term Facility”).

(B)	A multi-currency senior revolving credit facility
in an aggregate principal amount of up to
$[300,000,000] (the “Revolving Facility” and,
together with the Term Facility, the
“Facilities”), of which up to (a) $[50,000,000]
will be available in the form of letters of credit
(b) $[15,000,000] will be available for swingline
loans and (c) the U.S. Dollar equivalent of
[$100,000,000] will be available for
multi-currency borrowings made to the Foreign
Borrowers.

Purpose:	(A)	The proceeds of the Term Facility will be used by the Borrowers on the date of the initial borrowing under the Facilities (the “Closing Date”) for the purposes set forth under “Transactions” above.

(B)	The proceeds of the Revolving Facility will be
used by the Borrowers on the Closing Date (i) for
the purposes set forth under “Transactions” above
and (ii) for working capital and general corporate
purposes, including making capital expenditures.
Letters of credit will be used solely to support
payment obligations incurred in the ordinary
course of business by the Company and its
subsidiaries.

Availability:	(A)	Prior to 364 days from the Closing Date, the
Company shall borrow the balance of the Term
Facility in increments of at least $10,000,000.
Amounts borrowed under the Term Facility that are
repaid or prepaid may not be reborrowed.

(B)	Loans under the Revolving Facility will be
available at any time prior to the final maturity
of the Revolving Facility, in minimum principal
amounts to be agreed upon. Amounts repaid under
the Revolving Facility may be reborrowed.

	Interest Rates and Fees:	As set forth on Annex I hereto.

	Default Rate:	The applicable interest rate plus 2.0% per annum.

	Letters of Credit:	Letters of credit under the Revolving Facility will be issued by National City Bank (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above). Drawings under any letter of credit shall be reimbursed by the applicable Borrower on the same business day. To the extent that such Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments. The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Term Facility

Final Maturity and Amortization:	(A)	The Term Facility will mature on the date that is
6 years after the Closing Date, and will amortize
in equal quarterly installments in an aggregate
annual amount equal to 1% of the original
principal amount of the Term Facility during the
first 5 years thereof with the balance payable in
equal quarterly installments during the last year
of the Term Facility.

	(B)	Revolving Facility

The Revolving Facility will mature and the commitments thereunder will terminate on the date that is 5 years after the Closing Date.

	Guarantees:	All obligations of the Borrowers under the Facilities and under any interest rate protection or other hedging arrangements entered into with the Arrangers, a Lender or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by the Company and by each of its existing and subsequently acquired domestic and, to the extent no material adverse tax consequences to the Company (as determined by the Arrangers) would result therefrom, foreign subsidiary of the Company (the “Subsidiary Guarantors”).

	Security:	The Facilities, the Guarantees and any Hedging Arrangements will be secured by a pledge of (i) 100% (in the case of each of the Company’s material domestic subsidiaries) and 65% (in the case of each of the Company’s material foreign subsidiaries) of the issued and outstanding capital stock of each of the Company’s material subsidiaries and (ii) all of the tangible and intangible assets (other than trade receivables and related collateral, credit support and similar rights sold pursuant to the Company’s existing accounts receivable securitization program (in which any residual interest will be granted) and excluding certain agreed upon inventory subject to its metals leases) of the Company and each of its material domestic subsidiaries (collectively, the “Collateral”). All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders, and none of the Collateral shall be subject to any other liens, subject to customary and limited exceptions to be agreed upon. Notwithstanding the foregoing, in the event that a portion of the proceeds of the Facilities is not used to repurchase the Company’s outstanding senior notes and debentures, then such instruments also shall be granted security interests in accordance with the Company’s Indenture dated as of March 25, 1998.

	Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with (a) 50% of Excess Cash Flow (to be defined), which shall only be required to be paid so long as the ratio of total debt to EBITDA is greater than or equal to 3.50:1.0, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Company and its subsidiaries (including insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions to be agreed upon, including, without limitation, an exception for asset sale proceeds used to consummate restructurings of assets in Europe), (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Company and its subsidiaries and (d) 80% of the net cash proceeds of issuances of equity securities of the Company and its subsidiaries, with a reduction based upon achievement and maintenance of a leverage ratio to be agreed upon.

The above-described mandatory prepayments shall be applied in inverse order to the remaining amortization payments under the Term Facility.

	Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied pro rata to the remaining amortization payments under the Term Facility.

	Representations and Warranties:	Usual for facilities and transactions of this type and others to be reasonably specified by the Arrangers, including, without limitation, accuracy of financial statements and other information; no material adverse change (which shall not include a delisting of the Company’s securities from trading on the New York Stock Exchange or any restatement of the Company’s 2004 audited financial statements as previously presented to the Arrangers); absence of litigation; no violation of agreements or instruments; compliance with laws (including ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; and validity, priority and perfection of security interests in the Collateral.

	Conditions Precedent to Initial Borrowing:	Usual for facilities and transactions of this type and others to be reasonably specified by the Arrangers, including, without limitation, delivery of satisfactory legal opinions, corporate documents and officers’ and public officials’ certifications; receipt of satisfactory lien and judgment searches; execution of the Guarantees, which shall be in full force and effect; evidence of authority; payment of fees and expenses; and obtaining of satisfactory insurance. The initial borrowing under the Facilities will also be subject to the applicable conditions precedent set forth in Exhibit B to the Commitment Letter.

	Conditions Precedent to all Borrowings:	Delivery of notice, accuracy of representations and warranties, and absence of defaults.

	Affirmative Covenants:	Usual for facilities and transactions of this type and others to be reasonably specified by the Arrangers (to be applicable to the Company and its subsidiaries), including, without limitation, maintenance of corporate existence and rights; maintenance of corporate separateness; performance of obligations; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; maintenance of hedging arrangements satisfactory to the Arrangers; further assurances; payment of taxes; filing by the Company of its (i) Form 10-K and 10-Qs for fiscal year 2004, in each case with the United States Securities and Exchange Commission (the “SEC”), on or prior to June 30, 2006, and (ii) Form 10-K and 10-Qs for fiscal year 2005 and Form 10-Q for the fiscal quarters ending March 31, 2006, June 30, 2006 and September 30, 2006, in each case with the SEC on or prior to December 31, 2006, and within a to-be-determined period thereafter, maintenance by the Company of a rating of the Facilities by each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”).

	Negative Covenants:	Usual for facilities and transactions of this type and others to be reasonably specified by the Arrangers (to be applicable to the Company and its subsidiaries), including, without limitation (subject to baskets to be negotiated), limitations on dividends on, and redemptions and repurchases of, capital stock and other restricted payments; limitations on prepayments, redemptions and repurchases of debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Company and its subsidiaries; limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on amendments of debt and other material agreements; and limitations on capital expenditures.

	Selected Financial Covenants:	To include: (a) maximum ratios of Total Debt to EBITDA and (b) minimum fixed charge coverage ratios, in each case with levels and definitions to be agreed.

	Events of Default:	Usual for facilities and transactions of this type (subject, where appropriate, to thresholds and grace periods to be agreed upon) and others to be reasonably specified by the Arrangers, including, without limitation, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and Change of Control (to be defined).

	Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities (with certain amendments and waivers also requiring class votes), except that the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender and (d) releases of guarantors (other than in connection with permitted asset sales) or all or substantially all of the Collateral.

	Cost and Yield Protection:	Usual for facilities and transactions of this type.

	Assignments and Participations:	The Lenders will be permitted to assign (a) loans under the Term Facility without the consent of (but with notice to) the Company and (b) loans and commitments under the Revolving Facility with the consent of the Company, the swingline lender and the Issuing Bank, in each case, not to be unreasonably withheld or delayed; provided that such consent of the Company shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) after the occurrence and during the continuance of an event of default. All assignments will require the consent of the applicable Administrative Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation and will not be required to be pro rata between the Facilities. The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments underlying the participation of such participant and (d) releases of guarantors (other than in connection with permitted asset sales) or all or substantially all of the Collateral.

	Expenses and Indemnification:	The Borrowers will indemnify the Arrangers, the Administrative Agents, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Company or any of its affiliates) that relates to the Transactions, including the financing contemplated hereby, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arrangers, the Administrative Agents, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Facilities will be paid by the Borrowers.

	Governing Law and Forum:	New York.

	Counsel to Arrangers:	Mayer, Brown, Rowe & Maw LLP.

The interest rates under the Facilities will be as follows:
At the option of the Borrowers, Adjusted LIBOR or ABR plus,
in each case, the Applicable Margin (as defined below).
The Applicable Margin shall be, at any time, the rate per
annum set forth in the table below opposite the senior,
unsecured long-term rating for borrowed money of the
Borrowers that is not guaranteed by any other person or
entity or subject to any other credit enhancement (the “Index
Debt”), as determined by S&Pand Moody’s. Split ratings will
be addressed in the manner set forth in the Existing Credit
Agreement. The Applicable Margin for ABR Loans and Prime
Rate Advances shall be increased by 0.50% so long as the
Borrowers or any Subsidiary Guarantor fails to comply with
its filing requirements with the United States Securities and
Exchange Commission.
Index Debt Rating
Adjusted LIBOR
ABR
Ba1/BB+
1.50% - 1.75%
0.50% - 0.75%
Ba2/BB
1.75% - 2.00%
0.75% - 1.00%
Ba3/BB-
2.00% - 2.25%
1.00% - 1.25%
1B1/B+
2.50% - 2.75%
1.50% - 1.75%
At or below B2/B
3.00% - 3.25%
2.00% - 2.25%
The Borrowers may elect interest periods of 1, 2, 3 or 6
months for Adjusted LIBOR borrowings.
In the event of a split rating, the lower of the two ratings shall apply.
Calculation of interest shall be on the basis of the actual
days elapsed in a year of 360 days (or 365 or 366 days, as
the case may be, in the case of ABR loans based on the Prime
Rate) and interest shall be payable at the end of each
interest period and, in any event, at least every
three months.
ABR is the Alternate Base Rate, which is the higher of
National City Bank’s Prime Rate and the Federal Funds
Effective Rate plus 1/2 of 1.0%.
Interest Rates: Adjuste	d LIBOR will at all times include statutory reserves.

A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face
amount of outstanding letters of credit under the Revolving
Facility, payable in arrears at the end of each quarter and
upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year.
Such fees shall be distributed to the Lenders participating
in the Revolving Facility pro rata in accordance with the
amount of each such Lender’s Revolving Facility commitment.
In addition, the Borrowers shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of
outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving
Facility, calculated based upon the actual number of days
elapsed over a 360-day year, and (b) customary issuance and
Letter of Credit Fee:	administration fees.

A percentage per annum (based on the Index Debt Rating set
forth below) on the undrawn portion of the commitments in
respect of the Revolving Facility, payable quarterly in
arrears after the Closing Date and upon the termination of
the commitments, calculated based on the number of days
elapsed in a 360-day year.
Index Debt Rating
Commitment Fee
Ba1/BB+
.250%
Ba2/BB
.375%
Below Ba2/BB
Commitment Fees:	.500%

The Term Facility Fee shall be, at any time, the rate per
annum set forth in the table below per annum on the undrawn
portion of the commitments in respect of the Term Facility,
payable quarterly in arrears after the Closing Date and upon the termination of the commitments and at the end of the Term
Facility availability period, calculated based on the number of days elapsed in a 360-day year.
Period
Fee
Closing Date through and including 90th day
following the Closing Date
0.75%
91st day following the Closing Date through and
including 180th day following the Closing Date
1.00%
181st day following the Closing Date through and
including the 270th day following the Closing Date
1.25%
271st day following the Closing Date and thereafter
Term Facility Fee	1.50%

FERRO CORPORATION

Senior Credit Facilities

Summary of Additional Conditions Precedent2

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. The Transactions shall be consummated simultaneously with the closing under the Facilities in accordance with applicable law and on the terms described in the Term Sheet; all other related documentation in connection therewith shall be satisfactory to the Arrangers; and the Arrangers shall be satisfied with the capitalization of the Company and its subsidiaries after giving effect to the Transactions.

2. All amounts due or outstanding in respect of the Existing Credit Agreement shall have been paid in full, all commitments in respect thereof terminated and all guarantees thereof and security therefor (if any) discharged and released. After giving effect to the Transactions and any other transactions contemplated hereby, the Company and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, and (b)  other indebtedness and preferred stock to be agreed upon.

3. The Arrangers shall have received (a) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for fiscal year 2005 and the fiscal quarters most recently available since the end of such fiscal year and (b) a draft of the Company’s SEC Form 10-K for fiscal year 2004, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Arrangers.

4. The Arrangers shall be satisfied that (a) the Company’s consolidated pro forma EBITDA for the four-fiscal quarter period most recently ended prior to the Closing Date (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and with such further adjustments in form and substance satisfactory to the Arrangers, in each case, to give pro forma effect to the Transactions as if they had occurred at the beginning of such four-fiscal quarter period) (such consolidated pro forma EBITDA, “Pro Forma EBITDA”) shall not be less than $150,000,000 and (b) the Company’s ratio of Total Debt (to be defined) on the Closing Date to Pro Forma EBITDA shall be no more than 4.25 to 1.0.

5. The Arrangers shall have received a certificate from the chief financial officer of the Company certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

6. All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

7. The Arrangers shall be satisfied with the liquidity position of the Company and with the terms of any ongoing indebtedness (including maturity, pricing, covenants, etc.) and, in particular, the terms of the Company’s accounts receivable securitization program.

8. The Arrangers shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

1 The Financing Parties acknowledge that the B1 Index Rating by Moody’s was withdrawn. Unless another Index Rating by Moody’s is re-instituted prior to the Closing Date, the B1 rating shall be deemed to apply until such time as an updated rating becomes available.

2 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto. Unless the context requires otherwise, references herein to the Agents shall be deemed to be references to each of the Agents as defined in such Exhibit A and the Agents as defined in such Exhibit B.